EXHIBIT 99.1

Upexi Reports Financial Results for Fiscal Year Ended June 30, 2025 and Provides Shareholders with Solana Treasury Update Since June 30, 2025

SOL Treasury Increased 174% and Net Asset Value Increased 281% since the fiscal year ended June 30, 2025

TAMPA, Fla., September 24, 2025 -- Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a brand owner specializing in the development, manufacturing, and distribution of consumer products with diversification into the cryptocurrency space, today announced its financial results for the fiscal year ended June 30, 2025. The annual report is available on either the SEC’s website or on Upexi’s IR website.

Financial Highlights for the Fiscal Year ended June 30, 2025:

•	Revenue totaled $15.8 million.
•	Gross profit totaled approximately $10.7 million, representing a gross margin of 67%.
•	Net loss totaled approximately $13.7 million.
•	As of September 10, 2025, there are 58,893,261 shares of common stock outstanding.

“Since year-end, we have been pleased with the treasury’s tremendous growth, underscoring the strength of the asset we’re built upon and our ability to execute on a winning strategy,” said Allan Marshall, Upexi CEO. “We are extremely proud to be building the leading Solana treasury company, and we remain laser-focused on creating value for shareholders.”

In addition, the Company is providing shareholders with an update on its Solana treasury since its fiscal year ended June 30, 2025, referencing details contained in its recent periodic treasury update:

Treasury Update:

•	Treasury: Upexi held 2,018,419 SOL[1], up 174% from the 735,692 SOL held on June 30, 2025.
•	Net Asset Value: Net Asset Value was $433 million (based on a price of $214.76 per SOL2), up 281% from the Net Asset Value of $114 million (based on price of $154.74 per SOL) on June 30, 2025.
•	Unrealized Gain: The cost of Upexi’s SOL totals $306 million, or $151.44 per SOL. The unrealized gain, which includes both price appreciation and the discount on locked SOL, stands at $128 million[3]. This represents a ~1,300% increase relative to the $9 million unrealized gain on June 30, 2025.
•	SOL per Share: Adjusted SOL per share was 0.0197 or $4.23 on September 23, 2025, up 45% and 101%, respectively, as compared to Adjusted SOL per share of 0.0136 or $2.10 on June 30, 2025[4].
•	Staking: Substantially all the Company’s SOL are being staked, earning an ~8% yield. The current daily yield is approximately $100,000 per day in revenue.

1 As of September 10, 2025.

2 As of 4:00pm ET on September 23, 2025 as quoted on CoinMarketCap.

3 Calculated as the total number of both spot and locked SOL times the price of SOL minus the amount paid for the SOL.

4 See the press release dated September 11, 2025 for disclosures and calculation methodology around the adjusted SOL per share.

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About Upexi, Inc.

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has entered the cryptocurrency industry and cash management of assets through a cryptocurrency portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow Upexi on X - https://x.com/upexitreasury

Follow CEO, Allan Marshall, on X - https://x.com/upexiallan

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

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Forward Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the anticipated use of proceeds. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Brian Rudick, Chief Strategy Officer

Email:brian.rudick@upexi.com

Phone: (203) 442-5391

Media Contact

Gasthalter & Co.

Upexi@gasthalter.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

(212) 896-1254

Upexi@KCSA.com

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